Exhibit 10.17

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of the 12th day of December, 2014 (the “Effective Date”), by and between SIGNPATH PHARMA INC., a Delaware corporation (the “Company”), and DR. LAWRENCE HELSON (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement (the “Original Agreement”), dated as of February 20, 2013, for Employee to serve as Chief Executive Officer of the Company;

WHEREAS, on the Effective Date, the Board of Directors of the Company approved certain additional bonus compensation to the Employee, which the Company and the Employee desire to memorialize in this Amendment; and

WHEREAS, unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for the Employee continued employment with the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. Amendments to Original Agreement.  Company and Employee hereby agree to amend the Original Agreement, as of the Effective Date, as follows:

a. The following shall be added as subsections (iii) and (iv) to Section 4.2 of the Original Agreement:

(iii)
Upon successful completion of Phase I trials for anti-Ebola testing in Africa paid for by the United States Army Medical Research Institute of Infectious Diseases (USAMRIID), the Company shall issue the Employee options to purchase 300,000 shares of Common Stock exercisable at then current fair market value and a cash bonus of $75,000.

(iv)
Upon successful completion of Phase I trials in Vienna, Austria for the lead anti-QT prolongation drugs (Moxifloxacin) for liposomes, the Company shall issue the Employee options to purchase 300,000 shares of Common Stock exercisable at then current fair market value and a cash bonus of $75,000.

2. No Other Amendment or Modification; Ratification.  Except as expressly amended hereby, the Original Agreement shall remain in full force and effect and is hereby ratified and confirmed by Company and Employee.  From and after the Effective Date, all references to the Agreement shall be deemed to refer to the Original Agreement as amended by this Amendment.  In the event of a conflict between the terms and conditions of the Original Agreement and those set forth in this Amendment, the terms and conditions of this Amendment shall control.

3. Governing Law.  This Amendment shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of Pennsylvania, without reference to conflicts of laws principles.

4. Counterparts; Facsimile and PDF.  A facsimile, “pdf” and/or electronic copy of a signed original counterpart of this Amendment shall be deemed sufficient to bind the parties, and shall be deemed an original for all purposes.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when combined, shall constitute one (1) fully executed original document.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

SIGNPATH PHARMA INC.

By:
Dr. Arthur Bollon, Director

By:
Jack Levine, Director

EMPLOYEE

Lawrence Helson, MD
Employee